Exhibit 99.1
Tecogen Announces Second Quarter Earnings
Quarterly Revenue expands by 62% as compared to the same period in 2013

WALTHAM, Mass., August 14, 2014, Tecogen® Inc. (NASDAQ:TGEN), a manufacturer and installer of high efficiency, UltraTM clean combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use, reported revenues of $4,539,857 in the three months ended June 30, 2014, compared to $2,803,460 for the same period in 2013, an increase of 61.9%.

Major Highlights:

Financial

•	Sales backlog of equipment and installations was $12 million at the end of the second quarter and continued to grow to $13.3 million as of August 13, 2014.

•	Gross profit for the three months ended June 30, 2014 was $1,348,673 compared to $813,873, respectively for the same period in 2013, an increase of 65.7%.

•	Gross margins improved to 30% from 29% for the quarter ended June 30, 2014 compared to the same period in 2013.

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Research and development expenses for the year and the quarter were $559,716 and $251,582, respectively, as the Company continues to expand development of its technology while preparing the patent applications. The increase of operating expenses included higher sales commission expense and administrative expenses associated with taking the company public.

•	Operating expenses grew to $2,567,761 from $1,965,383.

•	Net loss for the three months ended June 30, 2014 was $1,229,707 compared to $1,090,480 for the same period in 2013. Our goal is for operations to be profitable by year end.

•	Net loss per share was $0.08 for the three months ended June 30, 2014 and 2013.

Sales & Operations

•	Orders for gas fired chillers expanded our sales internationally into Canada and Mexico.

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The Ultra emissions Retrofit Kit product line, featuring the patented Ultra-low emissions technology, reached the nine month anniversary of successful pilot retrofit project on a natural gas engine driven water pump in the Eastern Municipal Water District in Southern California.

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Positive response to initial installations in new markets as the Ilios Water Sourced Heat Pump continues to get traction. Over the next 12 months, management expects a steady growth in orders as success with early adopters adding to the positive reputation.

•	Installation projects or “Turnkey” sales continue to contribute to the expansion of backlog. These projects historically lead to long term service agreements.

•	Establishment of new service center on Long Island New York. This ninth service center will better serve our growing Metro New York customer base.

About Tecogen

Tecogen manufactures, installs and maintains high efficiency, Ultra-clean Combined Heat and Power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use. Tecogen has shipped more than 2,000 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

FORWARD-LOOKING STATEMENTS This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Tecogen Media Contact Information:
David A. Garrison
Tecogen Inc.
P: 781-466-6403
E: david.garrison@tecogen.com

Tecogen Investor Contact Information:
John N. Hatsopoulos
P: 781-622-1120
E: jhatsopoulos@tecogen.com